Exhibit (j)

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference into the Prospectuses and Statements of Additional Information in Post-Effective Amendment No. 71 to the Registration Statement on Form N-1A of Fidelity Contrafund: Fidelity Advisor New Insights Fund of our report dated February 16, 2010 and of Fidelity Contrafund of our report dated February 18, 2010 on the financial statements and financial highlights included in the December 31, 2009 Annual Reports to Shareholders of the above referenced funds which are also incorporated by reference into the Registration Statement.

We further consent to the references to our Firm under the headings "Financial Highlights" in the Prospectuses and "Independent Registered Public Accounting Firm" in the Statements of Additional Information.

____________________________
/s/ PricewaterhouseCoopers LLP PricewaterhouseCoopers LLP
Boston, Massachusetts
February 23, 2010